SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is entered into as of April 23, 2007, by EVEREST PROPERTIES II, LLC, a California limited liability company (“Debtor”), for the benefit of EAST WEST BANK, a California banking corporation (“Secured Party”).

RECITALS

A.    Secured Party is the payee of the Promissory Note of this date, executed by Debtor in the original principal amount of $9,000,000 (the “Note”). The Note, this Agreement and all other agreements evidencing or securing the loan evidenced by the Note are referred to as the “Loan Documents.”

B.        Debtor is executing this Agreement to grant to Secured Party a security interest in a promissory note held by Debtor. Secured Party would not make the loan evidenced by the Note without the security interest provided for in this Agreement. Debtor is therefore willing to deliver this Agreement to satisfy the conditions precedent to the funding of such loan.

AGREEMENT

1.         Security Interest. Debtor grants to Secured Party a security interest in all of Debtor’s rights to and interest in the following (collectively, the “Collateral”):

(a)       The promissory note (the “Assigned Note”) and the deed of trust (the “Assigned Deed of Trust”) described on Schedule 1 attached to this Agreement, together with any extensions, modifications, renewals and substitutions of or for the Assigned Note and Assigned Deed of Trust, and all other documents, instruments and agreements evidencing, securing or otherwise delivered in connection with the loans evidenced by the Assigned Note (collectively, the “Assigned Loan Documents”);

(b)        All amounts owing to Debtor pursuant to the Assigned Note, the Assigned Deed of Trust or the Assigned Loan Documents, whether under guaranties, indemnity agreements, insurance policies, other collateral or general intangibles arising or available in connection with the Assigned Note, Assigned Deed of Trust or Assigned Loan Documents;

(c)       Any loan policies of title insurance issued in connection with the Assigned Deed of Trust;

(d)        All books, records, files, appraisals, reports; certificates, computer files and records and all other information in whatever form relating to the Assigned Note; and

(e)       All replacements, substitutions, renewals or proceeds of any of the property described above.

2.	Delivery of Collateral.

(a)       Concurrently with the execution and delivery of this Agreement Debtor shall deliver to Secured Party the following:

(i)        the executed original of the Assigned Note, attached to which shall be an allonge in form satisfactory to Secured Party duly executed by Debtor;

(ii)        a copy of the Assigned Deed of Trust, together with an assignment of deed of trust in form satisfactory to Secured Party, duly executed by Debtor and acknowledged and otherwise in recordable form, assigning to Secured Party all of Debtor’s interest in the Assigned Deed of Trust;

(iii)      the original loan policy of title insurance issued with respect to the Assigned Deed of Trust, with an assignment endorsement in form satisfactory to Secured Party;

(iv)      a UCC-I Financing Statement for the purpose of perfecting the security interest granted by this Agreement;

(v)       a UCC assignment giving notice of the assignment to Secured Party of Debtor’s rights under any UCC-1 Financing Statement filed with respect to the Assigned Deed of Trust in which Debtor is secured party; and

(vi)      To the extent not included in the foregoing, all other instruments, agreements, or contracts representing or evidencing the Collateral in suitable form for transfer by delivery, which shall be accompanied by, as applicable, Debtor’s endorsement or other instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party.

(b)       After the execution and delivery of this Agreement, from time to time during the term of this Agreement, Debtor shall promptly upon receipt deliver to Secured Party, or cause the prompt delivery to Secured Party of, any of the items set forth in Section 2(a) above relating to the Collateral which is not then in Secured Party’s possession.

(c)       Any part of the Collateral which Debtor is required to deliver to Secured Party by the terms of this Agreement shall be deemed to have been received in trust by Debtor for the benefit of Secured Party and shall be segregated from Debtor’s other funds and property pending delivery by Debtor as provided in Section 2(b) above.

3.         Security for Obligations. This Agreement is given to secure performance of each obligation contained in the Loan Documents and this Agreement, and any other obligation in the future evidenced by a writing reciting that the performance of such obligation is secured by this Agreement (the “Obligations”). Upon the full performance of all of the Obligations, all Collateral shall be promptly returned to Debtor and Secured Party shall execute and deliver such instruments and documents as are reasonably necessary to release Secured Party’s interests in the Collateral.

4.         Representations and Warranties. Debtor represents and warrants to Secured Party as follows:

(a)       Debtor is the sole legal owner of the Collateral, free and clear of any claim, lien or other encumbrance except for the security interest granted in this Agreement, with full rights to grant a security interest in the Collateral to Secured Party.

(b)       Secured Party has a valid, perfected first-priority security interest in the Collateral, securing performance of the Obligations.

(c)        Debtor’s execution and delivery of this Agreement do not contravene or conflict with any contractual restriction contained in the Assigned Note, Assigned Deed of Trust or Assigned Loan Documents.

(d)       Except as shown on Schedule 1, (i) neither the Assigned Note nor the Assigned Deed of Trust have been released, discharged, satisfied or cancelled; (ii) no part of the security described in the Assigned Deed of Trust or any other Assigned Loan Document or any UCC-1 Financing Statement filed in connection with the Assigned Deed of Trust or other Assigned Loan Document has been released from the lien thereof or subordinated to any other lien; and (iii) the Assigned Note and Assigned Deed of Trust have not been amended, modified, extended or renewed.

(e)       Debtor is not aware of any facts indicating or tending to indicate that a party which purports to be bound or obligated under the Assigned Note, Assigned Deed of Trust or any other part of the Collateral is not so bound.

(f)        Debtor is not aware of any respect in which the Collateral does not comply with applicable laws concerning form, content and manner of preparation or execution.

(g)       The description of the Collateral on Schedule 1 is accurate and complete.

5. Covenants.

(a)       Debtor shall act as a prudent lender and exercise such care, undertake such acts and assert such rights as are necessary to protect and realize the optimal value of the Collateral. Debtor shall punctually and properly perform all of its obligations under the Collateral.

(b)       Debtor shall give notice to Secured Party of each material default under and each material decision to be made with respect to the Collateral after the date hereof. Debtor shall not, without the prior written consent of Secured Party, enter into or consent to any material modification of the Assigned Note, Assigned Deed of Trust or other Assigned Loan Documents or waive any material rights or grant any material consents under any of the Assigned Note, Assigned Deed of Trust or Assigned Loan Documents. Secured Party hereby acknowledges that the maker of the Assigned Note has defaulted on the payment of such Assigned Note and has previously defaulted under the Assigned Deed of Trust and other Assigned Loan Documents. Secured Party hereby acknowledges that the maker of the Assigned Note filed a voluntary petition for relief under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada, Case No. BK-S-06-12463, and is making payments on the Assigned Note in accordance with the Stipulation and Order for Use of Cash Collateral dated October 2, 2006, as extended by a Stipulation for Continued Use of Cash Collateral filed January 24, 2007 (collectively, the “Stipulation”). Secured Party consents to one or more extensions of the Stipulation on terms requiring a monthly loan payment to Debtor of no less than Seventy Thousand Dollars ($70,000.00).

(c)       Debtor shall not commingle proceeds of the Collateral with any other property.

(d)       Debtor shall keep, in accordance with sound business practices, complete and accurate records regarding the Collateral.

(e)       Debtor shall not sell, transfer or otherwise dispose of any of the Collateral or create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Collateral, except for the security interest under this Agreement.

(f)        Debtor shall keep the Collateral free and clear of all defenses, rights of offset and counterclaims.

(g) Debtor shall deliver to Secured Party, from time to time upon Secured Party’s request, in form and substance satisfactory to Secured Party, a report of collections in connection with the Collateral.

(h)       Debtor shall permit Secured Party during normal business hours to review Debtor’s books and records pertaining to the Collateral.

(i)        Debtor shall promptly notify Secured Party of any change in any fact or circumstances warranted or represented by Debtor in this Agreement or in any other writing furnished by Debtor to Secured Party in connection with the Collateral and of any claim, action or proceeding affecting title to the Collateral or any part thereof or the security interest granted hereby and, at the request of Secured Party, appear in and defend at Debtor’s expense any such action or proceeding.

(i)        Debtor shall not relocate its chief executive office or the place where Debtor maintains its records concerning the Collateral without first giving Secured Party written notice of the time and place of such relocation.

(k)       Debtor shall not change its name without first giving Secured Party written notice of the changed name and the effective date of the change.

(l)        Debtor shall furnish the following information, reports and notices to Secured Party in form and substance reasonably satisfactory to Secured Party:

(i)        as soon as available but in no event later than 120 days after the end of each calendar year, the balance sheet and income statement of Debtor, comparing the figures in such statements to those for the previous year, all in reasonable detail, accompanied by the certificate of a representative of Debtor reasonably satisfactory to Secured Party, stating that such financial statements have been prepared in accordance with generally accepted accounting principles (or, if acceptable to Secured Party, other accounting principles, which such certificate shall describe), consistently applied, and that such financial statements fairly present the financial condition of Debtor for such year;

(ii)       as soon as filed, but in no event later than October 31 of each year, copies of Debtor’s state and federal income tax returns, together with all schedules; and

(iii)      all other information, reports and notices relating to the Property and Debtor that Secured Party shall reasonably request.

6.	Collection and Enforcement of Collateral.

(a)       Upon Secured Party’s request, irrespective of the occurrence or not of an “Event of Default” (as defined below) or a default under any part of the Collateral, Debtor shall notify the maker of the Assigned Note that all of such maker’s payments under the Assigned Note are to be made to Secured Party or such person as Secured Party shall designate.

(b)       Secured Party may require that all proceeds or property realized upon any enforcement or foreclosure under the Assigned Loan Documents (including, without limitation, any property acquired by Debtor for cash and/or credit bid at any foreclosure sale) be pledged to Secured Party as additional security for the Obligations (and this Agreement shall be deemed to be continue to cover and grant a security interest in all such proceeds and property), or, at Secured Party’s option, Secured Party may require that all such proceeds and property be applied to the Obligations in such order and manner as Secured Party may determine. In addition, if Secured Party determines that Debtor has failed to instigate or diligently pursue any foreclosure upon the occurrence of any default of any obligor on the Collateral and Secured Party determines that such failure may result in the material impairment of Secured Party’s Collateral, and if Secured Party does so in accordance with applicable law, then Secured Party may, at its option, enforce or conduct any foreclosure under the Collateral in its own name, and Debtor consents to any nonjudicial foreclosure under the Assigned Note and Assigned

Deed of Trust, or any other action taken by Secured Party which may release any person from personal liability under any of the Collateral; and in connection therewith, Secured Party is authorized to credit bid all or any part of the indebtedness owing to Debtor at any foreclosure sale. All proceeds or property realized by Secured Party upon any such enforcement or foreclosure shall be held by Secured Party as additional security for the Obligations or, at Secured Party’s option, shall be applied to Obligations in such order and manner as Secured Party may determine.

(c)       In the event that, prior to the complete satisfaction of the Obligations, Debtor or Secured Party becomes vested with fee or leasehold title to any of the real property encumbered by the Assigned Deed of Trust, concurrently with such vesting, Secured Party shall grant such real property to Debtor if necessary, and Debtor shall execute and deliver to Secured Party a deed of trust, assignment of rents, security agreement, UCC-I financing statement and such other documents and agreements as Secured Party shall require in connection with such real property, in form and substance satisfactory to Secured Party. Debtor further agrees in such event to provide Secured Party, at Debtor’s sole cost and expense, with an ALTA loan policy of title insurance in an amount required by Secured Party in its sole discretion, issued by a title insurance company satisfactory to Secured Party, subject only to such exceptions as shall exist when Debtor acquires such title.

7. Further Assurances. Debtor shall, at any time and from time to time, at the expense of Debtor, execute and deliver promptly all.further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted by this Agreement or to enable Secured Party to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral.

8.	Attorney-in-Fact: Secured Party May Perform.

(a)       Debtor appoints Secured Party Debtor’s attorney-in-fact, with full authority in Debtor’s place and in the name of Debtor or otherwise, from time to time in Secured Party’s discretion to take any action and to execute any instrument which Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, indorse and collect all instruments made payable to Debtor representing any dividend, interest payment or other distribution in respect of the Collateral and to give full discharge for the same. This appointment is coupled with an interest and is irrevocable.

(b)       Secured Party, either in its own name or in the name of its nominee, may, but shall not be obligated to, (i) perform such acts as it may deem proper to preserve, protect and defend the Collateral and the validity, perfection, enforceability and priority of Secured Party’s security interest in the Collateral and (ii) cause the performance of Debtor’s obligations under this Agreement in the absence of Debtor’s performance of such obligations. Debtor may exercise such rights, powers and remedies with respect to the Collateral as an owner would possess.

(c)       The expenses of Secured Party incurred in connection with Secured Party’s actions pursuant to this Section 8 shall be payable by Debtor under Section 13.

9.         Secured Party’s Obligation for Collateral. Secured Party shall not have any responsibility for (a) ascertaining or taking action with respect to maturities, defaults, claims or other matters relative to the Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve the rights against any parties with respect to any Collateral.

10.       Default. An “Event of Default” shall occur under this Agreement upon the occurrence of any of the following events and the lapse of any applicable period in which Debtor is permitted to cure such events under any Loan Document:

(a)       Debtor’s failure to pay when due any amount under the Note or any other sum required to be paid or deposit of funds required to be made by the terms of any Loan Document;

(b)       any default under this Agreement or any of the other Loan Documents;

(c)       any written representation, warranty or financial statement given by Debtor or any guarantor of Debtor’s obligations (a “Guarantor”) shall have been untrue in any material respect when given;

(d)       Debtor or any Guarantor shall be unable or shall admit in writing its inability to pay its debts when due, or shall make an assignment for the benefit of creditors; or any of them shall apply for or consent to the appointment of any receiver, trustee or similar officer for such person or for all or any substantial part of such person’s property; or any of them shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceedings relating to such person under the laws of any jurisdiction;

(e)       if a receiver, trustee or similar officer shall be appointed for Debtor or any Guarantor, or for all or any substantial part of any such person’s property without the application or consent of such person, and such appointment shall continue undischarged for a period of 60 days (whether or not consecutive); or any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against any such person and shall remain undismissed for a period of 60 days (whether or not consecutive);

(f)       all or any material part of the assets of Debtor or any Guarantor shall become subject to attachment, execution or judicial seizure (whether by enforcement of money judgment, by writ or warrant of attachment, or by any other process);

(g)       Debtor or any other person obligated shall be in default in the payment of any indebtedness and such default is declared and is not cured within the time, if any, specified for such a cure in any applicable agreement;

(h)       any of the Loan Documents shall cease to be a valid, binding and enforceable obligation of the person purported to be bound; or the lien of any Loan Document securing any of Debtor’s obligations shall cease to be a valid, enforceable, perfected and first priority lien on the property it purports to encumber; or Debtor shall assert such cessation or failure in writing; or

(i)        the death or a material adverse change in the financial condition of any Guarantor.

11.	Remedies. If any Event of Default shall have occurred and be continuing:

(a)       Secured Party shall have, in addition to all other rights and remedies that Secured Party may have under this Agreement and the California Uniform Commercial Code, the following rights and remedies, all of which may be exercised with or without further notice to Debtor:

(i)        to notify or notify any and all obligors on the Collateral that the same has been pledged to Secured Party and that all payments thereon are to be made directly and exclusively to Secured Party; to renew, extend, modify, amend, accelerate, accept partial payments on, make allowances and adjustments and issue creditors with respect to, release, settle, compromise, compound, collect or otherwise liquidate, on terms acceptable to Secured Party, in whole or in part, the Collateral and any amounts owing thereon or any guaranty or security therefor; to enter into any other agreement relating to or affecting the Collateral; and to give all consents, waivers and ratifications in respect of the Collateral and exercise all other rights, powers and remedies and otherwise act with respect thereto as if it were the owner thereof;

(ii)        to enforce payment and prosecute any action or proceeding with respect to any and all of the Collateral and take or bring, in Secured Party’s name or in the name of Debtor, all steps, actions, suits or proceedings deemed by Secured Party necessary or desirable to effect collection of or to realize upon the Collateral;

(iii)      to take possession of the Collateral with or without judicial process; and to enter any premises where any Collateral may be located for the purpose of taking possession of the Collateral or removing the same;

(iv)      to endorse, in the name of Debtor, all checks, notes, drafts, money orders, instruments and other evidences of payment relating to the Collateral; to transfer any or all of the Collateral into the name of Secured Party or its nominee or nominees; and to receive, open and dispose of all mail addressed to Debtor and notify the postal authorities to change the address for delivery thereof to such address as Secured Party may designate; and (v) to foreclose the liens and security interests created under this Agreement or under any other agreement relating to the Collateral by any available judicial procedure or without judicial process; and to sell, assign, lease or otherwise dispose of the Collateral or any part thereof, either at public or private sale or at any broker’s board or securities exchange, in lots or in bulk, for cash, on credit or for future delivery, or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to Secured Party; all at Secured Party’s sole option and as Secured Party in its sole discretion may deem advisable.

(b) Debtor shall, at Secured Party’s request, assemble all Collateral and make it available to Secured Party at places which Secured Party may select which are reasonably convenient for both parties, whether at the premises of Debtor or elsewhere.

(c) All demands of performance, advertisements, notices of sale or retention, as well as the presence of the Collateral at any sale and the constructive possession of the Collateral by the person conducting any sale.

(d)       Upon consummation of any sale of the Collateral, Secured Party shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the Collateral sold absolutely free from claim or right on the part of Debtor, and Debtor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(e) Any cash held by Secured Party as Collateral and all cash proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Secured Party, be held by Secured Party as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to Secured Party) in whole or in part by Secured Party against, all or any part of the Obligations in such order as Secured Party shall elect. Any surplus of such cash or cash proceeds held by Secured Party and remaining after payment in full of all the Obligations shall be paid over to Debtor or to whomsoever may be lawfully entitled to receive such surplus.

12.       Indemnity and Expenses. Debtor shall indemnify Secured Party from all demands, claims, losses and liabilities arising out of or resulting from this Agreement. Debtor shall upon demand pay to Secured Party the amount of all reasonable expenses, including those specified in Section 13(d) below, which Secured Party may incur in connection with (a) the administration of this Agreement; (b) the custody, preservation, use, sale of, collection from or other realization upon, any of the Collateral; (c) the exercise of any remedies or enforcement of any rights of Secured Party under this Agreement or relating to the Collateral; or (d) Debtor’s failure to perform or observe any of the provisions of this Agreement.

13.	Miscellaneous.

(a)       Notices. Any notice, demand or request required under this Agreement shall be given in writing at the addresses set forth below by personal service; telecopy; overnight courier; or registered or certified, first class mail, return receipt requested.

If to Debtor:
Everest Properties II, LLC 199 South Los Robles Avenue, Suite 200 Pasadena, California 91 101 Attention: W. Robert Kohorst Fax No.: (626) 585-5920
If to Secured Party:
East West Bank 135 N. Los Robles, 2nd Floor Pasadena, California 9 1 10 1 Attention: Kathleen Kwan Fax No.: (626) 817-8869

Such addresses may be changed by notice to the other parties given in the same manner as required above. Any notice, demand or request shall be deemed received as follows: (i) if sent by personal service, at the time such personal service is effected; (ii) if sent by telecopy, upon the sender’s receipt of a confirmation report generated by the sender’s telecopier indicating receipt by the recipient’s telecopier; (iii) if sent by overnight courier, on the business day immediately following deposit with the overnight courier; and (iv) if sent by mail, 48 hours following deposit in the mail.

(b)        Governing Law. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties to this Agreement shall be governed by the laws of the State of California.

(c)       Binding on Successors. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of each of the parties to this Agreement.

(d)	Attorneys’ Fees.

(i)        Debtor shall reimburse Secured Party for all reasonable attorneys’ fees, costs and expenses, incurred by Secured Party in connection with the enforcement of Secured Party’s rights under this Agreement and each of the other Loan Documents, including, without limitation, reasonable attorneys’ fees, costs and expenses for trial, appellate proceedings, out-of-court negotiations, workouts and settlements or for enforcement of rights under any state or federal statute, including, without limitation, reasonable attorneys’ fees, costs and expenses incurred to protect Secured Party’s security and attorneys’ fees, costs and expenses incurred in bankruptcy and insolvency proceedings such as (but not limited to) seeking relief from stay in a bankruptcy proceeding. The term “expenses” means any expenses incurred by Secured Party in connection with any of the out-of-court, or state, federal or bankruptcy proceedings referred to above, including, without limitation, the fees and expenses of any appraisers, consultants and expert witnesses retained or consulted by Secured Party in connection with any such proceeding.

(ii)        Secured Party shall also be entitled to its attorneys’ fees, costs and expenses incurred in any post-judgment proceedings to collect and enforce the judgment. This provision is separate and several and shall survive the merger of this Agreement into any judgment on this Agreement.

(iii)       The foregoing attorneys’ fees provisions are mutual as provided in Section 1717 of the California Civil Code.

(e)       Counterparts. This Agreement may be executed in any number of original counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one instrument. The original signature page of any counterpart may be detached from such counterpart and attached to any other counterpart identical to such counterpart (except having additional signature pages executed by other parties to this Agreement) without impairing the legal effect of any such signature(s).

(f)        Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between the parties in respect of the subject matter of this Agreement and supersede all prior agreements and understandings with respect to such subject matter, whether oral or written.

(g)       Waivers. Waiver by Secured Party of any term, covenant or condition under this Agreement or the Loan Documents, or of any default by Debtor under this Agreement or the Loan Documents, or any failure by Secured Party to insist upon strict performance by Debtor of any term, covenant or condition contained in this Agreement or the Loan Documents, shall be effective or binding on Secured Party only if made in writing by Secured Party; no such wavier shall be implied from any omission by Secured Party to take action with respect to any such term, covenant, condition or default. No express written waiver by Secured Party of any term, covenant, condition or default shall affect any other term, covenant, condition or default or cover any other time period than the application of any such term, covenant or condition to the matter as to which a waiver has been given or the default or time period specified in such express waiver. This Agreement may be amended only by an instrument in writing signed by the parties to this Agreement.

(h)       Severability. If any part of this Agreement is declared invalid for any reason, such shall not affect the validity of the rest of the Agreement. The other parts of this Agreement shall remain in effect as if this Agreement had been executed without the invalid part. The parties declare that they intend and desire that the remaining parts of this Agreement continue to be effective without any part or parts that have been declared invalid.

[Signature on following page]

EVEREST PROPERTIES II, LLC, a California limited liability company
By:	EVEREST PROPERTIES, LLC, a California limited liability company, its Manager
	By:	/S/ W. ROBERT KOHORST
W. Robert Kohorst, its President and Manager

SCHEDULE 1

Assigned Loan Documents

Promissory Note dated August 1, 2001 in the amount of $10,080,000 made by Sunwood Village Joint Venture, Limited Partnership (“Borrower”) and payable to the order of First Union National Bank

Deed of Trust and Security Agreement dated as of August 1, 2001 executed by Sunwood Village Joint Venture, Limited Partnership for the benefit of First Union National Bank, which was recorded on August 2, 2001 in Book No. 20020802, Document No. 01912 in the real property records of Clark County, Nevada, as subsequently assigned by First Union National Bank to Assignor hereunder by Assignment of Deed of Trust and Security Agreement and Assignment of Assignment of Leases and Rents dated as of November 28, 2001, and recorded on May 3, 2002, as Instrument No. 00257, in Book 20020503, in the Clark County Clerk’s Office (the “First Assignment”)

Assignment of Leases and Rents dated as of August 1,2001 by Borrower, as assignor and First Union National Bank, as assignee (the “Assignment of Leases”) recorded on August 2, 2001, as Instrument No. 01913, in Book 20010802, in the Clark County Clerk’s Office, as subsequently assigned by First Union National Bank to Assignor hereunder by the First Assignment

The UCC1Financing Statement filed as Book 200201 17, Instrument No. 02364, in Clark County, NV, which may be considered to have lapsed.